EXHIBIT 8.1

Name	Country of formation	Our Ownership and Voting Interest
Havas	France	100.00%
Havas International	France	100.00%
Euro RSCG	France	100.00%
Euro RSCG C&O	France	99.13%
BETC Euro RSCG	France	100.00%
Media Planning Publicidade SA	Portugal	100.00%
Media Planning Group SA	Spain	100.00%
Havas UK Ltd	U.K.	100.00%
Euro RSCG London Ltd	U.K.	100.00%
Herts Tring US Ltd	U.K.	100.00%
Havas Shared Services Ltd	U.K.	100.00%
The Maitland Consultancy Ltd	U.K.	93.57%
Snyder Communications Holdings	U.K.	100.00%
Havas North America, Inc	U.S.	100.00%
Euro RSCG Healthview, Inc	U.S.	100.00%
Euro RSCG Worldwide, Inc	U.S.	100.00%
Euro RSCG New York, Inc	U.S.	100.00%
Euro RSCG Direct Response LLC	U.S.	71.48%
Impact Group Euro RSCG LLC	U.S.	100.00%
Havas Holdings, Inc	U.S.	100.00%
Arnold Worldwide LLC	U.S.	100.00%